UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 30, 2015

ENTERPRISE PRODUCTS PARTNERS L.P.
(Exact name of registrant as specified in its charter)

Delaware	1-14323	76-0568219
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

1100 Louisiana Street, 10th Floor, Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (713) 381-6500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.  Results of Operations and Financial Condition.

On July 30, 2015, Enterprise Products Partners L.P. (“Enterprise”) (NYSE:EPD) issued a press release announcing its financial and operating results for the three and six months ended June 30, 2015, and will hold a webcast conference call discussing those results.  A copy of the earnings press release is furnished as Exhibit 99.1 to this Current Report, which is hereby incorporated by reference into this Item 2.02. The webcast conference call will be archived and available for replay on Enterprise’s website at www.enterpriseproducts.com for 90 days.

Item 8.01.  Other Events.

The information presented in this Item 8.01 has not been reviewed by our independent auditors and is subject to revision as we prepare our unaudited condensed consolidated financial statements as of and for the three and six months ended June 30, 2015.  This information is not a comprehensive statement of our financial results for the quarterly period ended June 30, 2015, and our actual results may differ materially from these estimates as a result of the completion of our financial closing process, final adjustments (if any) and other developments arising between now and the time that our financial results for the three and six months ended June 30, 2015 are finalized.

References to “Oiltanking” and “Oiltanking GP” in this Current Report mean Oiltanking Partners, L.P.  and OTLP GP, LLC, respectively.  In October 2014, we acquired (a) approximately 65.9% of the limited partner interests of Oiltanking, (b) all of the member interests of Oiltanking GP (the general partner of Oiltanking) and (c) the incentive distribution rights of Oiltanking held by Oiltanking GP from Oiltanking Holding Americas, Inc. as Step 1 of a two-step acquisition of Oiltanking.  In February 2015, we completed Step 2 of this acquisition with our issuance of approximately $1.4 billion of non-cash equity consideration to acquire the noncontrolling interests of Oiltanking.

References to “Offshore Gulf of Mexico Business” or “Offshore Business” in this Current Report refer to the operations we sold to Genesis Energy, L.P. (“Genesis”) in July 2015.  See “Significant Recent Developments” within this Item 8.01 for additional information regarding this sale.

Condensed Consolidated Financial Highlights – Second Quarter 2015 Results (Unaudited)

On July 30, 2015, Enterprise announced its consolidated financial results for the three and six months ended June 30, 2015.  The following table presents condensed consolidated financial highlights for the periods and at the dates indicated (dollars in millions, except per unit amounts):

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2015	2014	2015	2014
	(Unaudited)		(Unaudited)
Selected Income Statement Data:
Revenues	$7,092.5	$12,520.8	$14,565.0	$25,430.7
Costs and expenses	6,402.4	11,686.8	13,068.1	23,620.5
Equity in income of unconsolidated affiliates	110.2	50.3	199.4	106.8
Operating income	800.3	884.3	1,696.3	1,917.0
Interest expense	240.4	228.9	479.5	449.8
Benefit from (provision for) income taxes	7.9	(10.0)	1.1	(14.8)
Net income	556.6	646.5	1,207.2	1,453.2
Net income attributable to noncontrolling interests	5.6	8.8	20.1	16.7
Net income attributable to limited partners	551.0	637.7	1,187.1	1,436.5

Earnings per unit, fully diluted	$0.28	$0.34	$0.60	$0.76

Non-GAAP Gross Operating Margin by Segment:
NGL Pipelines & Services	$650.6	$680.9	$1,345.8	$1,460.9
Crude Oil Pipelines & Services	235.6	184.0	449.6	343.7
Natural Gas Pipelines & Services	191.4	203.0	395.9	423.4
Petrochemical & Refined Products Services	181.3	161.7	355.9	292.1
Offshore Pipelines & Services	44.3	33.6	90.4	72.9
Total gross operating margin	$1,303.2	$1,263.2	$2,637.6	$2,593.0

	June 30,	December 31,
	2015	2014
	(Unaudited)
Selected Balance Sheet Data:
Cash and cash equivalents (unrestricted)	$551.1	$74.4
Total assets	48,159.4	47,193.5
Total debt principal outstanding, including current maturities	22,332.7	21,389.2
Partners’ equity	20,125.6	18,063.2
Noncontrolling interests	237.6	1,629.0

All earnings per unit and other unit-related information contained in this Current Report reflect a two-for-one split of our common units that occurred in August 2014.  In addition, earnings per unit amounts discussed in this Item 8.01 are on a fully diluted basis.

For the second quarter of 2015, distributions received from unconsolidated affiliates were $131 million, non-cash charges attributable to changes in the fair value of the Liquidity Option Agreement were $11.5 million and depreciation, amortization and accretion expenses totaled $408 million.  In addition, for the second quarter of 2015, our total capital investments were approximately $888 billion, which includes approximately $61 million of sustaining capital expenditures.

When compared to amounts presented in our annual report on Form 10-K for the year ended December 31, 2014, total assets at December 31, 2014 (as presented in the table above) increased by $92.8 million due to a retrospective adjustment of the fair value of the Liquidity Option Agreement in connection with finalizing the purchase price allocation for the Oiltanking acquisition.

Review of Second Quarter 2015 Segment Performance

NGL Pipelines & Services
Gross operating margin for the NGL Pipelines & Services segment was $651 million for the second quarter of 2015 compared to $681 million for the second quarter of 2014.

Enterprise’s natural gas processing and related natural gas liquids (“NGL”) marketing business generated gross operating margin of $220 million for the second quarter of 2015 compared to $266 million for the second quarter of 2014.  Gross operating margin from the partnership’s natural gas processing plants decreased $57 million primarily due to lower processing margins.  Partially offsetting this decline was a $12 million increase in gross operating margin from Enterprise’s NGL marketing activities.  Enterprise’s natural gas processing plants reported fee-based processing volumes of 4.9 billion cubic feet per day (“Bcf/d”) in the second quarters of 2015 and 2014.  Enterprise’s equity NGL production was 123 thousand barrels per day (“MBPD”) for the second quarter of 2015 compared to 136 MBPD for the second quarter of 2014 primarily due to lower recoveries of ethane.

Gross operating margin from the partnership’s NGL pipelines and storage business increased $51 million, or 19 percent, to $312 million for the second quarter of 2015 from $261 million for the second quarter of 2014.  NGL transportation volumes were a record 3.0 million barrels per day (“BPD”) for the second quarter of 2015 compared to 2.9 million BPD for the same quarter of 2014.

Gross operating margin from the partnership’s NGL import/export terminal on the Houston Ship Channel and a related pipeline increased by $21 million for the second quarter of 2015 compared to the second quarter of 2014.  This increase includes a $14 million contribution from assets acquired in the Oiltanking transaction in October 2014.  LPG export volumes increased by 43 MBPD as a result of the expansion of the partnership’s LPG export facility that was completed in March 2015.

Collectively, the Mid-America, Seminole and Chaparral NGL pipeline systems reported a $17 million increase in gross operating margin in the second quarter of 2015 compared to the same quarter of 2014 primarily due to higher pipeline tariffs and lower operating expenses, which more than offset lower revenues due to a 79 MBPD decrease in transportation volume due in part to lower recoveries of ethane.  Transportation volumes on the Mid-America, Seminole and Chaparral pipelines were 1.0 million BPD in the second quarter of 2015 compared to 1.1 million BPD in the second quarter of 2014.

Gross operating margin from the partnership’s investments in the Front Range Pipeline, Texas Express Pipeline and Texas Express Gathering System increased $3 million in the second quarter of 2015 compared to the same quarter of 2014.  Net to our interest, combined transportation volumes on these pipeline systems were 77 MBPD during the second quarter of 2015 compared to 51 MBPD during the second quarter of 2014.

The partnership’s ATEX ethane pipeline generated gross operating margin of $35 million for the second quarters of 2015 and 2014.  Higher revenues from an increase in volumes were offset by an increase in operating costs.  The ATEX pipeline transported approximately 70 MBPD of ethane during the second quarter of 2015 compared to 44 MBPD in the second quarter of 2014.

Enterprise’s NGL fractionation business reported gross operating margin of $119 million for the second quarter of 2015, a $35 million decrease from $154 million reported for the second quarter of last year primarily due to lower volumes and lower product blending revenues associated with lower energy commodity prices.  Total fractionation volumes for the second quarter of 2015 decreased to 822 MBPD from 845 MBPD in the second quarter of 2014 primarily due to lower recoveries of ethane by upstream processing plants.

Crude Oil Pipelines & Services
Gross operating margin from the partnership’s Crude Oil Pipelines & Services segment increased 28 percent, or $52 million, to $236 million for the second quarter of 2015 from $184 million for the second quarter of 2014.  Total crude oil transportation volumes were 1.5 million BPD for the second quarter of 2015 compared to 1.3 million BPD for the same quarter of 2014.

Gross operating margin increased by $37 million associated with crude oil operations at the partnership’s Houston Ship Channel terminal, which was part of the Oiltanking acquisition.  Gross operating margin attributable to Enterprise’s ownership in the Seaway pipeline increased $28 million in the second quarter of 2015 compared to the same quarter of 2014 primarily due to revenues from the new Seaway Loop pipeline, which began commercial service in December 2014.  Net to our interest, volumes on the Seaway Pipeline increased 153 MBPD in the second quarter of 2015 compared to the same quarter of 2014. The West Texas crude oil pipeline system reported a $6 million increase in gross operating margin on higher volumes of 30 MBPD during the second quarter of 2015 compared to the second quarter of 2014.

The South Texas crude oil pipeline system reported a $20 million decrease in gross operating margin this quarter compared to the same quarter last year due in part to a 34 MBPD decrease in transportation volumes.  The decrease in transportation volumes was attributable to lower volumes from legacy fields in South Texas and the abandonment of certain segments of pipeline, which more than offset an increase in transportation volumes attributable to Eagle Ford production.

Natural Gas Pipelines & Services
Enterprise’s Natural Gas Pipelines & Services segment reported gross operating margin of $191 million for the second quarter of 2015 compared to $203 million for the second quarter of 2014.  Total natural gas transportation volumes were 12,488 billion British thermal units per day (“BBtus/d”) for the second quarter of 2015 compared to 12,617 BBtus/d for the second quarter of last year.

The Texas Intrastate system reported gross operating margin of $93 million for the second quarter of 2015, compared to $94 million for the second quarter of last year. Natural gas pipeline volumes for the Texas Intrastate system were 4,951 BBtus/d in the second quarter of 2015 compared to 4,883 BBtus/d for the second quarter of 2014.

The San Juan natural gas gathering system reported an $11 million decrease in gross operating margin to $15 million for the second quarter of 2015 compared to the second quarter of 2014 primarily due to lower average fees from contracts that are indexed to natural gas prices and lower revenues from the sales of condensate.  Natural gas gathering volumes for the San Juan system were 1,228 BBtus/d in the second quarter of 2015 compared to 1,256 BBtus/d in the second quarter of last year.

The Jonah gathering system reported gross operating margin of $33 million for the second quarter of 2015 compared to $28 million for the same quarter of 2014.  Natural gas gathering volumes on the Jonah gathering system increased 8 percent to 1,680 BBtus/d for the second quarter of 2015 compared to 1,559 BBtus/d for the second quarter of 2014.

Petrochemical & Refined Products Services
Gross operating margin for the Petrochemical & Refined Products Services segment increased 12 percent, or $20 million, to $181 million for the second quarter of 2015 compared to the second quarter of 2014.  Total refined products and petrochemical transportation volumes for this business increased 9 percent to 875 MBPD for the second quarter of 2015 compared to 804 MBPD for the second quarter of 2014.

Enterprise’s refined products pipelines and related services business reported a $20 million increase in gross operating margin to $44 million for the second quarter of 2015 compared to the second quarter of 2014.  Included in gross operating margin for the second quarter of 2015 is an aggregate $12 million contribution from refined products terminaling services provided at our Beaumont Marine West Terminal and Houston Ship Channel Terminal, which were part of the Oiltanking acquisition.  In addition, our Beaumont refined products export terminal, which was reactivated in May 2014, had a $6 million increase in gross operating margin for the second quarter of 2015 compared to the same quarter last year.

Gross operating margin for Enterprise’s octane enhancement and high-purity isobutylene business increased to $68 million in the second quarter of 2015 from $46 million for the second quarter of 2014 primarily due to higher sales volumes and margins.  Total plant production volumes were 24 MBPD for the second quarter of 2015 compared to 20 MBPD for the same quarter last year.

The partnership’s propylene business reported gross operating margin of $34 million for the second quarter of 2015 compared to $42 million for the second quarter of 2014 primarily due to increased maintenance expenses.  Propylene fractionation volumes were 68 MBPD for the second quarter of 2015 compared to 71 MBPD for the second quarter of 2014.

Enterprise’s butane isomerization business reported gross operating margin of $19 million in the second quarter of 2015 compared to $32 million in the second quarter of 2014.  This decrease in gross operating margin was primarily due to lower by-products sales revenue attributable to lower energy commodity prices and lower isomerization volumes.  Butane isomerization volumes were 98 MBPD for the second quarter of 2015 compared to 105 MBPD for the second quarter of 2014.

Offshore Pipelines & Services
Gross operating margin for the Offshore Pipelines & Services segment was $44 million for the second quarter of 2015 compared to $34 million for the same quarter of 2014.

Gross operating margin from Enterprise’s offshore crude oil pipeline business was $36 million for the second quarter of 2015 compared to $22 million for the second quarter of 2014.  Equity earnings from our ownership in the SEKCO Oil Pipeline, which began operations in July 2014, increased $10 million.  Equity earnings from our ownership in the Poseidon Crude Oil Pipeline System increased $4 million, primarily due to higher volumes from the SEKCO Oil Pipeline.  Total offshore crude oil pipeline volumes increased to 372 MBPD in the second quarter of 2015 compared to 318 MBPD for the second quarter of 2014.

Non-GAAP Financial Measure

We evaluate segment performance based on the non-generally accepted accounting principle (“non-GAAP”) financial measure of gross operating margin.  Gross operating margin (either in total or by individual segment) is an important performance measure of the core profitability of our operations.  This measure forms the basis of our internal financial reporting and is used by our executive management in deciding how to allocate capital resources among business segments.  We believe that investors benefit from having access to the same financial measures that our management uses in evaluating segment results.  The GAAP financial measure most directly comparable to total segment gross operating margin is operating income.

The following table presents a reconciliation of total segment gross operating margin to operating income for the periods indicated (dollars in millions):

Enterprise Products Partners L.P.
Gross Operating Margin – UNAUDITED
($ in millions)
	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2015	2014	2015	2014
Total gross operating margin (non-GAAP)	$1,303.2	$1,263.2	$2,637.6	$2,593.0
Adjustments to reconcile non-GAAP gross operating margin to GAAP operating income:
Subtract depreciation, amortization and accretion expense amounts not reflected in gross operating margin	(385.6)	(312.4)	(730.9)	(613.8)
Subtract non-cash impairment charges not reflected in gross operating margin	(79.0)	(3.7)	(112.3)	(12.5)
Add net gains or subtract net losses attributable to asset sales and insurance recoveries not reflected in gross operating margin	(2.5)	6.8	(2.4)	96.4
Subtract non-refundable deferred revenues attributable to shipper make-up rights on new pipeline projects reflected in gross operating margin	(5.2)	(21.9)	(35.9)	(45.2)
Add subsequent recognition of deferred revenues attributable to make-up rights not reflected in gross operating margin	14.3	--	34.4	--
Subtract general and administrative costs not reflected in gross operating margin	(44.9)	(47.7)	(94.2)	(100.9)
Operating income (GAAP)	$800.3	$884.3	$1,696.3	$1,917.0

In total, gross operating margin represents operating income exclusive of (1) depreciation, amortization and accretion expenses, (2) impairment charges, (3) gains and losses attributable to asset sales and insurance recoveries and (4) general and administrative costs.  In addition, gross operating margin includes equity in income of unconsolidated affiliates and non-refundable deferred transportation revenues relating to the make-up rights of committed shippers associated with certain pipelines. Gross operating margin by segment is calculated by subtracting segment operating costs and expenses (net of the adjustments noted above) from segment revenues, with both segment totals before the elimination of intercompany transactions.  In accordance with GAAP, intercompany accounts and transactions are eliminated in consolidation.  Gross operating margin is exclusive of other income and expense transactions, income taxes, the cumulative effect of changes in accounting principles and extraordinary charges. Gross operating margin is presented on a 100 percent basis before any allocation of earnings to noncontrolling interests.

Significant Recent Developments

Sale of Offshore Gulf of Mexico Business
On July 16, 2015, we announced the execution of a Purchase and Sale Agreement with Genesis whereby they agreed to acquire our Offshore Business, which primarily consists of our Offshore Pipelines & Services business segment, for approximately $1.53 billion in cash.  Our Offshore Business served drilling and development regions, including deepwater production fields, in the northern Gulf of Mexico offshore Texas, Louisiana, Mississippi and Alabama.  As of December 31, 2014, our Offshore Business included approximately 2,350 miles of offshore natural gas and crude oil pipelines and six offshore hub platforms.  The transaction closed on July 24, 2015.  We maintained ownership of this business until the closing date.

We viewed our Offshore Business as an extension of our midstream energy services network of assets.  As such, the sale of these assets does not represent a strategic shift in our consolidated operations that would have a major effect on our operations and financial results.  The sale of this non-strategic business allows us to redeploy capital to other business opportunities that we believe will generate a higher return for us in the future (e.g., our recent acquisition of EFS Midstream (see below)).  Also, proceeds from the closing of this sale will reduce our need to issue additional equity to support our ongoing capital spending program.

Acquisition of Eagle Ford Midstream Assets
In June 2015, we announced the execution of definitive agreements to purchase all of the member interests in EFS Midstream LLC (“EFS Midstream”) from affiliates of Pioneer Natural Resources Company (“Pioneer”) and Reliance Industries Limited (“Reliance”) for $2.15 billion.  The purchase price will be paid in two installments, the first installment of $1.15 billion was paid at closing on July 8, 2015 and the final installment of $1.0 billion will be paid no later than the first anniversary of the closing date.  The effective date of the acquisition was July 1, 2015.

EFS Midstream provides natural gas gathering, treating, compression and condensate gathering and processing services in the Eagle Ford Shale. The EFS Midstream system includes approximately 460 miles of natural gas and condensate gathering pipelines, ten central gathering plants, 780 MMcf/d of natural gas treating capacity and 119 MBPD of condensate stabilization capacity.  Under the terms of the agreements, the Pioneer and Reliance joint development has dedicated its Eagle Ford Shale acreage to us under a 20-year, fixed-fee gathering agreement that includes a minimum volume requirement for the first seven years.  Pioneer and Reliance have also dedicated their Eagle Ford Shale acreage under related 20-year fee-based agreements with us for natural gas processing, NGL transportation and fractionation, and for natural gas, processed condensate and crude oil transportation services.

Expansion of Propylene Pipeline System
In July 2015, we announced a series of projects to convert and expand segments of our petrochemicals pipeline network designed to increase throughput capacity for polymer grade propylene (“PGP”) and enhance system flexibility and reliability.

▪
North Dean pipeline conversion and expansion – The 149-mile pipeline will be converted from refinery grade propylene (“RGP”) service to PGP service. The conversion is scheduled for completion in January 2017.  Originating at our Mont Belvieu, Texas complex, the converted pipeline will serve petrochemical facilities as far south as Seadrift, Texas in Calhoun County.  Construction of a 33-mile lateral pipeline, new metering stations and additional pumping capacity will accommodate the additional volumes and increase total PGP delivery capacity to more than 150 MBPD.

▪
Lou-Tex propylene pipeline conversion – The 263-mile, bi-directional pipeline, which currently transports chemical grade propylene (“CGP”) between Sorrento, Louisiana and Mont Belvieu, Texas will be converted to PGP service. The conversion is scheduled for completion in 2020.

▪
RGP pipeline and rail terminal expansion – Construction of a new 65-mile, 10-inch diameter pipeline, which will transport RGP between Sorrento and Breaux Bridge, Louisiana, is scheduled for completion in early 2017.  Rail receipt facilities at Mont Belvieu are also being expanded to give us the capability to unload up to 100 RGP rail cars per day.

Our PGP infrastructure at Mont Belvieu currently consists of six propane/propylene fractionators.  Following completion of the new propane dehydrogenation (“PDH”) plant, which is scheduled for September 2016, we will have the capability to produce 8 billion pounds of PGP annually at our Mont Belvieu complex.  In addition, a portion of our salt dome storage capacity in Mont Belvieu is dedicated to PGP service.
Plans to Construct New Crude Oil and Condensate Pipeline from Midland to Houston, Texas
In April 2015, we announced the execution of long-term agreements that support development of a new 24-inch diameter pipeline (the “Midland-to-Houston” pipeline) that would transport increasing volumes of crude oil and condensate from the Permian Basin to markets in Southeast Texas.  The new pipeline will originate at our Midland, Texas crude oil terminal and extend 416 miles to our Sealy storage facility, which is located west of Houston, Texas.  Volumes arriving at Sealy would then be transported to our Enterprise Crude Houston (“ECHO”) terminal in southeast Houston using our Rancho II pipeline, which is currently under construction and expected to be complete in August 2015.  Through ECHO, shippers will have direct access to every refinery in Houston, Texas City, Beaumont and Port Arthur, as well as our dock facilities. The Midland-to-Houston pipeline is expected to have a transportation capacity of up to 540 MBPD and commence operations in the second quarter of 2017.

Plans to Construct Natural Gas Processing Facility in Delaware Basin
In April 2015, we formed a 50/50 joint venture with an affiliate of Occidental Petroleum Corporation to develop a new 150 MMcf/d cryogenic natural gas processing facility that will accommodate growing production of NGL-rich natural gas from the Delaware Basin. The facility will be supported by long-term, firm contracts and is expected to begin operations in mid-2016.  We will serve as construction manager for the project and operator once the new facility commences operations.  The new facility is located in Reeves County, Texas.

Item 9.01.  Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit No.	Description
99.1	Enterprise Products Partners L.P. earnings press release dated July 30, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENTERPRISE PRODUCTS PARTNERS L.P.
By: Enterprise Products Holdings LLC, its General Partner

Date: July 30, 2015	By:	/s/ Michael J. Knesek
	Name:	Michael J. Knesek
	Title:	Senior Vice President, Controller and Principal Accounting Officer of Enterprise Products Holdings LLC

Exhibit Index

Exhibit No.	Description
99.1	Enterprise Products Partners L.P. earnings press release dated July 30, 2015.